Exhibit 99.1

TIPTREE REPORTS 2017 RESULTS

•	Revenues of $581.8 million for 2017, up 14.9% from 2016.

•
Net income before non-controlling interests of $5.2 million for 2017, a decrease of $27.1 million from 2016, primarily driven by unrealized losses on equity securities, partially offset by a $15.2 million tax benefit from the 2017 tax act.

•
Adjusted EBITDA(1) of $38.0 million for 2017, down from $78.9 million in 2016. Normalized EBITDA(1), which removes the impact of realized and unrealized gains and losses and stock-based compensation, of $60.9 million for 2017, compared to $60.5 million in 2017.

•
Book value per share, as exchanged(1) of $9.97, down 1.7% compared to $10.14 as of December 31, 2016 as the exercise of a founders’ option more than offset net income and the impact of share repurchases at a discount to book.

•	Continued with our strategy to streamline the business through multiple sales which reduced leverage as of December 31, 2017 to less than 0.9x.

•	Declared a dividend of $0.03 per share to Class A stockholders of record on March 26, 2018 with a payment date of April 2, 2018.

New York, New York - March 14, 2018 - Tiptree Inc. (NASDAQ:TIPT) (“Tiptree” or the “Company”), a holding company that combines specialty insurance operations with investment management expertise today announced its financial results for the year ended December 31, 2017.

Summary Consolidated Statements of Operations

($ in millions, except for per share information)	Year Ended December 31,
GAAP:	2017	2016
Total revenues	$581.8	$506.4
Net income before non-controlling interests	$5.2	$32.3
Net income attributable to Tiptree Inc. Class A common stockholders	$3.6	$25.3
Diluted earnings per share	$0.11	$0.78
Cash dividends paid per common share	$0.12	$0.10

Non-GAAP: (1)
Adjusted EBITDA	$38.0	$78.9
Normalized EBITDA	$60.9	$60.5
Book value per share, as exchanged	$9.97	$10.14

(1)	For a reconciliation to U.S. GAAP, see “Non-GAAP Reconciliations” below.

Earnings Conference Call
Tiptree will host a conference call on Thursday, March 15, 2018 at 9:00 a.m. Eastern Time to discuss its full year 2017 financial results. A copy of our investor presentation, to be used during the conference call, as well as this press release, will be available in the Investor Relations section of the Company’s website, located at www.tiptreeinc.com.

The conference call will be available via live or archived webcast at http://www.investors.tiptreeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, please dial 1-877-407-4018 (domestic) or 1-201-689-8471 (international). Please dial in at least five minutes prior to the start time.

A replay of the call will be available from Thursday, March 15, 2018 at 1:00 p.m. Eastern Time, until midnight Eastern on Thursday, March 22, 2018. To listen to the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international), Passcode: 13676794.

2017 Financial Overview
Consolidated Highlights
During 2017 and early 2018, in furtherance of our strategy to grow sustainable earnings and Adjusted EBITDA, we executed on several strategic objectives.
Insurance:

•
Specialty Insurance operations continued to grow and expand product offerings. Gross written premiums were $767 million, up 8.3%, driven by growth in warranty and credit products. Net written premiums were $418 million, up 24.0%, driven by increase in retention of credit products and growth in warranty products.

•
In Q4'17, we completed the issuance of $125 million of 40 year Junior Subordinated Notes which refinanced existing indebtedness and strengthened the capital position as part of our strategy to grow the insurance company.

Tiptree Capital:

•
On February 1, 2018, we sold our senior living operations to Invesque in exchange for 16.6 million shares. Tiptree’s increase to book value was approximately $0.91 per share, or a 9.1% increase over our December 31, 2017 book value per share, as exchanged. The transaction is expected to be accretive to our 2018 GAAP earnings per share and Adjusted EBITDA. At December 31, 2017, our senior living operations are carried as discontinued operations.

•
Through the Invesque transaction, along with additional pending or closed sales in 2017, Tiptree’s consolidated debt was reduced by $518 million from September 30, 2017 to December 31, 2017. After giving effect to these transactions, the Company’s debt to equity leverage was reduced from 2.2x to less than 0.9x.

•	On October 1, 2017, we sold our investment in our commercial lending subsidiary for $13.5 million in a combination of cash and a seller’s note.

•
On December 12, 2017, we entered into a definitive agreement to sell Luxury Mortgage. The agreement is subject to, among other things, regulatory approval, and is expected to close during the second half of 2018.

•	Throughout 2017, we exited substantially all of our CLO subordinated note positions and related hedges for $3.9 million in gains over our carrying value.

•	As a result of the above divestitures, we have approximately $90 million of cash, net of cash at regulated insurance subsidiaries, that can be used for investments and acquisitions.

•	We returned $11.8 million to investors through $7.3 million of share buy-backs and $4.5 million of dividends paid.

Consolidated Results of Operations
Revenues

The increase in revenues from 2016 to 2017 was $75.4 million, or 14.9%, driven by growth in earned premiums and net investment income in our insurance operations, partially offset by reduced service and administrative fees, ceding commissions, and unrealized losses on equities in our specialty insurance investment portfolio, as compared to prior period gains. This was consistent with our strategy to grow written premiums of our insurance business, which contributes to increased investable assets and investment income. In addition to the growth in revenues, the combination of unearned premiums and deferred revenues on the balance sheet grew by $93.0 million or 19.9%, as we continue to grow credit protection and warranty written premiums, which are earned over multiple years.

Net Income (Loss) before non-controlling interests

For the year ended December 31, 2017, net income before non-controlling interests was $5.2 million compared to net income of $32.3 million in the 2016 period, a decrease of $27.1 million, or 83.8%. The decline was primarily a result of the unrealized losses on equities in our insurance investment portfolio, compared to unrealized gains in the prior period. Increased stock-based compensation expense in specialty insurance and increased earn-out expense associated with our Reliance acquisition also contributed to the decline. We also reduced our exposure to CLO subordinated notes throughout 2017 which resulted in less distributions compared to 2016. Those factors were partially offset by a net tax benefit of $15.2 million driven by remeasurement of our net deferred tax liabilities as a result of the Tax Act’s change in federal income tax rate from 35% to 21% and decreases in corporate expenses.

Net Income (Loss) Available to Class A Common Stockholders

For the year ended December 31, 2017, net income available to Class A common stockholders was $3.6 million, a decrease of $21.7 million from the prior year period. The key drivers of net income available to Class A common stockholders were the same factors which impacted the net income before non-controlling interests.

Non-GAAP

Management uses Adjusted EBITDA and book value per share, as exchanged as measurements of operating performance which are non-GAAP measures. Management believes that use of Adjusted EBITDA provides supplemental information useful to investors as it is frequently used by the financial community to analyze financial performance, and to analyze a company’s ability to service its debt and to facilitate comparison among companies. Adjusted EBITDA is also used in determining incentive compensation for the Company’s executive officers. Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative or substitute for GAAP net income. Book value per share, as exchanged assumes full exchange of the limited partners units of TFP for Tiptree Class A common stock. Management believes that use of this financial measure provides supplemental information useful to investors as it is frequently used by the financial community to analyze company growth on a relative per share basis.

Total Adjusted EBITDA for the year ended December 31, 2017 was $38.0 million compared to $78.9 million for the 2016 period, a decrease of $40.9 million, or 51.8%. The key drivers of the change in Adjusted EBITDA were the same as those which impacted our net income before non-controlling interests, excluding the increase in the Reliance earn-out expense, the change in the tax provision and non-recurring expenses which were added back to Adjusted EBITDA. See “— Non-GAAP Reconciliations” for a reconciliation to GAAP net income.

As exchanged book value per share for the period ended December 31, 2017 was $9.97, a decrease from $10.14 as of December 31, 2016. The key drivers of the period-over-period impact were increases in net income that drove 2017 diluted earnings per share of $0.11 and the purchase of 1.0 million shares at an average 28% discount to book value. Those increases were more than offset by dividends paid of $0.12, officer and director compensation share issuances, and the exercise of an option in June 2017, the latter of which resulted in 1.5 million shares being issued at $5.36 per share. Given the strike price of the option, the impact was a $0.19 reduction to book value per share. In 2017, Tiptree returned $11.8 million to shareholders through share repurchases and dividends paid.

Key Non-Cash Drivers of Pre-tax Income and Adjusted EBITDA
The table below highlights certain key non-cash drivers impacting our consolidated results. We believe highlighting these significant, non-cash items provides useful additional information to investors. For a further discussion on these key drivers, see —“Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Results of Operations — Consolidated Results of Operations” in our Form 10-K for the year ended December 31, 2017.

($ in thousands)	Year Ended December 31,
	2017	2016
Unrealized & realized gains (losses) on equity securities	$(23,753)	$11,694
Stock-based compensation	$(6,560)	$(2,584)
Reliance contingent earn-out liability (1)	$(3,039)	$(1,277)
Depreciation and amortization (1)(2)	$(29,486)	$(28,468)
________________________________

(1)	Added back to Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to GAAP financials, see “—Non-GAAP Reconciliations.”

(2)	Includes depreciation and amortization from continuing and discontinued operations. Depreciation and amortization associated with Care was $15.6 million for 2017 and $14.2 million for 2016.

Results by Segment

Tiptree is a holding company that combines insurance operations with investment management expertise. In addition to our specialty insurance operations, we allocate our capital across our investments in other companies and assets which we refer to as Tiptree Capital. As of December 31, 2017, Tiptree Capital consists of asset management operations, mortgage operations and other investments. As such, we classify our business into three reportable segments– specialty insurance, asset management and mortgage. Corporate activities include holding company interest expense, employee compensation and benefits, and other expenses.

As of December 31, 2017, the Company sold its interests in Siena and classified Care and Luxury as held for sale. At the time of such classification, the pending sale of Care also met the requirements to be classified as a discontinued operation. Each of these divestitures are no longer considered operating segments. As a result of these divestitures, our reportable segments dropped from four to three, with the elimination of Senior Living segment and renaming Specialty Finance to Mortgage. The following table presents the components of total pre-tax income including continuing and discontinued operations.

Pre-tax Income

($ in thousands)	Year Ended December 31,
	2017	2016
Specialty insurance	$5,404	$46,804
Tiptree Capital:
Asset management	14,245	25,264
Mortgage	2,090	4,882
Other	4,001	6,996
Corporate	(29,070)	(34,806)
Pre-tax income (loss) from continuing operations	$(3,330)	$49,140
Pre-tax income (loss) from discontinued operations (1)	(6,222)	(5,824)

(1)	Consists of Care for 2016 and 2017.

Management evaluates the return on Invested Capital and Total Capital, which are non-GAAP financial measures, when making capital investment decisions. Invested Capital represents its total cash investment, including any re-investment of earnings, and acquisition costs, net of tax. Total Capital represents Invested Capital plus Corporate Debt. Management believes the use of these financial measures provide supplemental information useful to investors as they are frequently used by the financial community to analyze how the Company has allocated capital over-time and provide a basis for determining the return on capital to shareholders. Management uses both of these measures when making capital investment decisions, including reinvesting cash, and evaluating the relative performance of its businesses and investments. The following table presents the components of Total Capital and Adjusted EBITDA.

Invested Capital and Adjusted EBITDA - Non-GAAP (1)

($ in thousands)	Year Ended December 31,
	Total Capital		Adjusted EBITDA
	2017	2016	2017	2016
Specialty Insurance	$441,317	$410,190	$26,961	$60,526
Tiptree Capital	161,825	215,262	35,430	49,954
Asset management	4,977	73,173	14,245	25,265
Mortgage	30,725	25,257	5,677	6,671
Other (2)	126,123	116,832	15,508	18,018
Corporate	37,965	393	(24,403)	(31,564)
Total Tiptree	$641,107	$625,845	$37,988	$78,916

(1)	For further information relating to the Company’s Total Capital and Adjusted EBITDA, including a reconciliation to GAAP total stockholders equity and pre-tax income, see “—Non-GAAP Reconciliations.”

(2)
Includes discontinued operations related to Care. As of February 1, 2018, invested capital from Care discontinued operations is represented by our investment in Invesque common shares. For more information, see Note—(4) Dispositions, Assets Held for Sale and Discontinued Operations, in the Form 10-K for December 31, 2017.

About Tiptree
Tiptree Inc. (NASDAQ: TIPT) is a holding company that combines insurance operations with investment management expertise. The Company’s principal operating subsidiary is a leading provider of specialty insurance products and related services, including credit protection, warranty, and programs which underwrite niche personal and commercial lines of insurance. The Company also allocates capital across a broad spectrum of investments, which is referred to as Tiptree Capital. Today, Tiptree Capital consists of asset management operations, mortgage operations and other investments. For more information, please visit www.tiptreeinc.com.
Forward-Looking Statements

This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “target,” “will,” or similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. The factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could affect our forward-looking statements. Consequently, our actual performance could be materially different from the results described or anticipated by our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statements.

Tiptree Inc.
Consolidated Balance Sheet
($ in thousands, except share data)

	As of December 31,
	2017	2016
Assets:
Investments:
Available for sale securities, at fair value	$182,448	$146,171
Loans, at fair value	258,173	373,089
Loans at amortized cost, net	—	113,138
Equity securities, trading, at fair value	25,536	48,612
Other investments	59,142	47,724
Total investments	525,299	728,734
Cash and cash equivalents	110,667	49,786
Restricted cash	31,570	24,472
Notes and accounts receivable, net	186,422	153,638
Reinsurance receivables	352,967	296,234
Deferred acquisition costs	147,162	126,608
Goodwill	91,562	92,767
Intangible assets, net	64,017	73,658
Other assets	31,584	31,489
Assets of consolidated CLOs	—	989,495
Assets held for sale	448,492	323,169
Total assets	$1,989,742	$2,890,050

Liabilities and Stockholders’ Equity
Liabilities:
Debt, net	$346,081	$554,870
Unearned premiums	503,446	414,960
Policy liabilities and unpaid claims	112,003	103,391
Deferred revenue	56,745	52,254
Reinsurance payable	90,554	70,588
Other liabilities and accrued expenses	121,321	124,241
Liabilities of consolidated CLOs	—	931,969
Liabilities held for sale	362,818	247,633
Total liabilities	$1,592,968	$2,499,906
Commitments and contingencies (see Note 23)

Stockholders’ Equity:
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	$—	$—
Common stock - Class A: $0.001 par value, 200,000,000 shares authorized, 35,003,004 and 34,983,616 shares issued and outstanding, respectively	35	35
Common stock - Class B: $0.001 par value, 50,000,000 shares authorized, 8,049,029 and 8,049,029 shares issued and outstanding, respectively	8	8
Additional paid-in capital	295,582	297,391
Accumulated other comprehensive income (loss), net of tax	966	555
Retained earnings	38,079	37,974
Class A common stock held by subsidiaries, 5,197,551 and 6,596,000 shares, respectively	(34,585)	(42,524)
Class B common stock held by subsidiaries, 8,049,029 and 8,049,029 shares, respectively	(8)	(8)
Total Tiptree Inc. stockholders’ equity	300,077	293,431
Non-controlling interests - TFP	77,494	76,077
Non-controlling interests - Other	19,203	20,636
Total stockholders’ equity	396,774	390,144
Total liabilities and stockholders’ equity	$1,989,742	$2,890,050

Tiptree Inc.
Consolidated Statements of Operations
($ in thousands, except share data)

	Year Ended December 31,
	2017	2016	2015
Revenues:
Earned premiums, net	$371,700	$229,436	$166,265
Service and administrative fees	95,160	109,348	106,525
Ceding commissions	8,770	24,784	43,217
Net investment income	16,286	12,981	5,455
Net realized and unrealized gains (losses)	47,607	87,300	31,469
Other revenue	42,275	42,574	39,400
Total revenues	581,798	506,423	392,331
Expenses:
Policy and contract benefits	123,959	106,784	86,312
Commission expense	241,835	147,253	105,751
Employee compensation and benefits	115,949	115,612	89,331
Interest expense	25,562	21,010	16,695
Depreciation and amortization	13,841	14,302	30,578
Other expenses	74,439	72,576	59,679
Total expenses	595,585	477,537	388,346
Other income:
Income attributable to consolidated CLOs	24,903	53,577	23,613
Expenses attributable to consolidated CLOs	14,446	33,323	30,502
Net income (loss) attributable to consolidated CLOs	10,457	20,254	(6,889)
Total other income	10,457	20,254	(6,889)
Income (loss) before taxes from continuing operations	(3,330)	49,140	(2,904)
Less: provision (benefit) for income taxes	(12,562)	12,515	(753)
Net income (loss) from continuing operations	9,232	36,625	(2,151)
Discontinued operations:
Income (loss) before taxes from discontinued operations	(6,222)	(5,824)	1,260
Gain on sale of discontinued operations	—	—	27,220
Less: Provision (benefit) for income taxes	(2,224)	(1,537)	17,527
Net income (loss) from discontinued operations	(3,998)	(4,287)	10,953
Net income (loss) before non-controlling interests	5,234	32,338	8,802
Less: net income (loss) attributable to non-controlling interests - TFP	748	6,432	2,630
Less: net income (loss) attributable to non-controlling interests - Other	882	586	393
Net income (loss) attributable to Tiptree Inc. Class A common stockholders	$3,604	$25,320	$5,779

Net income (loss) per Class A common share:
Basic, continuing operations, net	$0.22	$0.88	$(0.01)
Basic, discontinued operations, net	(0.10)	(0.09)	0.18
Basic earnings per share	$0.12	$0.79	$0.17

Diluted, continuing operations, net	0.21	0.86	(0.01)
Diluted, discontinued operations, net	(0.10)	(0.08)	0.18
Diluted earnings per share	$0.11	$0.78	$0.17

Weighted average number of Class A common shares:
Basic	29,134,190	31,721,449	33,202,681
Diluted	37,306,632	31,766,674	33,202,681

Dividends declared per common share	$0.12	$0.10	$0.10

Tiptree Inc.
Non-GAAP Reconciliations (Unaudited)

Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA

The Company defines EBITDA as GAAP net income of the Company adjusted to add consolidated interest expense, consolidated income taxes and consolidated depreciation and amortization expense as presented in its financial statements and Adjusted EBITDA as EBITDA adjusted to (i) subtract interest expense on asset-specific debt incurred in the ordinary course of its subsidiaries’ business operations, (ii) adjust for the effect of purchase accounting, (iii) adjust for non-cash fair value adjustments, and (iv) any significant non-recurring expenses.

($ in thousands)	Year Ended December 31,
	2017	2016	2015
Net income (loss) available to Class A common stockholders	$3,604	$25,320	$5,779
Add: net (loss) income attributable to noncontrolling interests	1,630	7,018	3,023
Less: net income from discontinued operations	(3,998)	(4,287)	$10,953
Income (loss) from continuing operations	$9,232	$36,625	$(2,151)
Consolidated interest expense	25,562	21,010	16,695
Consolidated income tax expense (benefit)	(12,562)	12,515	(753)
Consolidated depreciation and amortization expense	13,841	14,302	$30,578
EBITDA from Continuing Operations	$36,073	$84,452	$44,369
Asset-based interest expense(1)	(12,724)	(10,492)	(5,065)
Effects of purchase accounting (2)	(1,433)	(5,054)	(24,166)
Non-cash fair value adjustments (3)	3,547	1,277	(1,300)
Non-recurring expenses (4)	1,944	(1,736)	5,489
Adjusted EBITDA from Continuing Operations	$27,407	$68,447	$19,327

Income (loss) from discontinued operations	$(3,998)	$(4,287)	$10,953
Consolidated interest expense	13,068	8,691	12,022
Consolidated income tax expense (benefit)	(2,224)	(1,537)	17,527
Consolidated depreciation and amortization expense	15,645	14,166	15,408
EBITDA from discontinued operations	$22,491	$17,033	$44,309
Asset based interest expense(1)	(13,068)	(8,691)	(6,796)
Non-recurring expenses (4)	1,158	2,127	1,579
Adjusted EBITDA from discontinued operations	$10,581	$10,469	$39,092
Total Adjusted EBITDA	$37,988	$78,916	$58,419
______________________

(1)
The consolidated asset-based interest expense is subtracted from EBITDA to arrive at Adjusted EBITDA. This includes interest expense associated with asset-specific debt at subsidiaries in the specialty insurance, asset management, mortgage and other operations.

(2)
Following the purchase accounting adjustments, current period expenses associated with deferred costs were more favorably stated and current period income associated with deferred revenues were less favorably stated. Thus, the purchase accounting effect related to Fortegra increased EBITDA above what the historical basis of accounting would have generated. The impact of this purchase accounting adjustments have been reversed to reflect an adjusted EBITDA without such purchase accounting effect.

(3)
For Reliance, within our mortgage operations, Adjusted EBITDA excludes the impact of changes in contingent earn-outs. For our specialty insurance operations, depreciation and amortization on senior living real estate that is within net investment income is added back to Adjusted EBITDA.

(4)	Acquisition, start-up and disposition costs including legal, taxes, banker fees and other costs. Also includes payments pursuant to a separation agreement, dated as of November 10, 2015.

Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA

The tables below present EBITDA and Adjusted EBITDA by business component.

	Year Ended December 31, 2017
		Tiptree Capital
($ in thousands)	Specialty insurance	Asset Management	Mortgage	Other	Discontinued Operations(1)	Tiptree Capital	Corporate Expenses	Total
Pre-tax income/(loss) from continuing ops	$5,404	$14,245	$2,090	$4,001	$—	$20,336	$(29,070)	$(3,330)
Pre-tax income/(loss) from discontinued ops	—	—	—	—	(6,222)	(6,222)	—	(6,222)
Add back:
Interest expense	15,072	12	1,034	4,632	13,068	18,746	4,812	38,630
Depreciation and amortization expenses	12,799	—	548	246	15,645	16,439	248	29,486
EBITDA	$33,275	$14,257	$3,672	$8,879	$22,491	$49,299	$(24,010)	$58,564
EBITDA adjustments:
Asset-specific debt interest(2)	(7,046)	(12)	(1,034)	(4,632)	(13,068)	(18,746)	—	(25,792)
Effects of purchase accounting(3)	(1,433)	—	—	—	—	—	—	(1,433)
Non-cash fair value adjustments(4)	508	—	3,039	—	—	3,039	—	3,547
Non-recurring expenses(5)	1,657	—	—	679	1,158	1,837	(392)	3,102
Adjusted EBITDA	$26,961	$14,245	$5,677	$4,926	$10,581	$35,429	$(24,402)	$37,988
Plus: Stock based compensation expense	3,934	—	453	—	—	453	2,172	6,559
Less: Realized and unrealized gains (losses)(6)	(22,415)	3,867	—	(43)	—	3,824	—	(18,591)
Less: Third party NCI Adjusted EBITDA	—	—	—	851	1,415	2,266	—	2,266
Normalized EBITDA	$53,310	$10,378	$6,130	$4,118	$9,166	$29,792	$(22,230)	$60,872

	Year Ended December 31, 2016
		Tiptree Capital
($ in thousands)	Specialty insurance	Asset Management	Mortgage	Other	Discontinued Operations(1)	Tiptree Capital	Corporate Expenses	Total
Pre-tax income/(loss) from continuing ops	$46,804	$25,264	$4,882	$6,996	$—	$37,142	$(34,806)	$49,140
Pre-tax income/(loss) from discontinued ops	—	—	—	—	(5,824)	(5,824)	—	(5,824)
Add back:
Interest expense	9,244	746	1,195	5,095	8,691	15,727	4,730	29,701
Depreciation and amortization expenses	13,184	—	512	358	14,166	15,036	248	28,468
EBITDA	$69,232	$26,010	$6,589	$12,449	$17,033	$62,081	$(29,828)	$101,485
EBITDA adjustments:
Asset-specific debt interest(2)	(3,652)	(746)	(1,195)	(4,899)	(8,691)	(15,531)	—	(19,183)
Effects of purchase accounting(3)	(5,054)	—	—	—	—	—	—	(5,054)
Non-cash fair value adjustments(4)	—	—	1,277	—	1,416	2,693	—	2,693
Non-recurring expenses(5)	—	—	—	—	711	711	(1,736)	(1,025)
Adjusted EBITDA	$60,526	$25,264	$6,671	$7,550	$10,469	$49,954	$(31,564)	$78,916
Plus: Stock based compensation expense	1,108	—	208	—	—	208	1,268	2,584
Less: Realized and unrealized gains (losses)(6)	12,300	2,576	—	3,257	—	5,833	—	18,133
Less: Third party NCI Adjusted EBITDA	—	—	—	1,420	1,400	2,820	—	2,820
Normalized EBITDA	$49,334	$22,688	$6,879	$2,873	$9,069	$41,509	$(30,296)	$60,547
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(1)	Includes discontinued operations related to Care. For more information, see “—FN 4 Dispositions, Assets Held for Sale and Discontinued Operations.”
(2)
The consolidated asset-based interest expense is subtracted from EBITDA to arrive at Adjusted EBITDA. This includes interest expense associated with asset-specific debt at subsidiaries in the specialty insurance, asset management, mortgage and other operations.

(3)
Following the purchase accounting adjustments, current period expenses associated with deferred costs were more favorably stated and current period income associated with deferred revenues were less favorably stated. Thus, the purchase accounting effect related to Fortegra increased EBITDA above what the historical basis of accounting would have generated. The impact of this purchase accounting adjustments have been reversed to reflect an adjusted EBITDA without such purchase accounting effect.

(4)
For Reliance, within our mortgage operations, Adjusted EBITDA excludes the impact of changes in contingent earn-outs. For our specialty insurance operations, depreciation and amortization on senior living real estate that is within net investment income is added back to Adjusted EBITDA.

(5)	Acquisition, start-up and disposition costs including legal, taxes, banker fees and other costs. Also includes payments pursuant to a separation agreement, dated as of November 10, 2015.
(6)
Deduction excludes Mortgage realized/unrealized gains – Performing and NPLs (including related expenses) from this line as those are recurring in nature and align with those particular business models.

Non-GAAP Financial Measures — Book value per share, as exchanged

Book value per share, as exchanged assumes full exchange of the limited partners units of TFP for Tiptree Class A common stock. Management believes the use of this financial measure provides supplemental information useful to investors as book value is frequently used by the financial community to analyze company growth on a relative per share basis. The following table provides a reconciliation between total stockholders’ equity and total shares outstanding, net of treasury shares.

	Year Ended December 31,
	2017	2016	2015
Total stockholders’ equity	$396,774	$390,144	$397,694
Less non-controlling interest - other	19,203	20,636	15,576
Total stockholders’ equity, net of non-controlling interests - other	$377,571	$369,508	$382,118
Total Class A shares outstanding (1)	29,805	28,388	34,900
Total Class B shares outstanding	8,049	8,049	8,049
Total shares outstanding	37,854	36,437	42,949
Book value per share, as exchanged	$9.97	$10.14	$8.90
______________________
(1) As of December 31, 2017, excludes 5,197,551 shares of Class A common stock held by a consolidated subsidiary of the Company. See Note 23—Earnings per Share in the Form 10-K for December 31, 2017, for further discussion of potential dilution from warrants

Non-GAAP Financial Measures — Invested & Total Capital

Invested Capital represents its total cash investment, including any re-investment of earnings, and acquisition costs, net of tax. Total Capital represents Invested Capital plus Corporate Debt.

($ in thousands)	Year Ended December 31,
	2017	2016	2015
Total stockholders’ equity	$396,774	$390,144	$397,694
Less non-controlling interest - other	19,203	20,636	15,576
Total stockholders’ equity, net of non-controlling interests - other	$377,571	$369,508	$382,118
Plus Specialty Insurance accumulated depreciation and amortization, net of tax	36,088	28,497	21,010
Plus Care accumulated depreciation and amortization - discontinued operations, net of tax and NCI	30,521	21,528	13,545
Plus acquisition costs	8,427	7,311	6,412
Invested Capital	$452,607	$426,844	$423,085
Plus corporate debt	$188,500	$199,000	$175,000
Total Capital	$641,107	$625,844	$598,085